Exhibit 10.1

GEM SOLUTIONS INC.
7935 Airport Pulling Road
Naples, FL 34109

December 13, 2006

Mr. Don Innis

Dear Don:

As a result of having to downsize GEM Solutions, Inc. (“GEM” or the “Company”), GEM has agreed to accept your resignation as President.

1.	Your resignation will be effective as of the close of business on Thursday, November 30, 2006.

2.	You will receive one month’s severance pay for the month of December, 2006 paid on the GEM standard bi-weekly basis in accordance with GEM’s normal payroll practices. You shall also be paid, no later than December 31, 2006, for all unused vacation time earned and accrued through November 30, 2006.

3.	Provided GEM continues to make group health insurance coverage available to its employees, GEM shall pay any applicable monthly premium on your behalf, including if applicable payments for COBRA coverage, pursuant to such group health insurance coverage, for the period December 1, 2006 through February 28, 2007. Said payments shall be made provided: (i) you elect to participate in the continuation of your group health insurance coverage under the plan sponsored by GEM, pursuant to and in accordance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and/or the applicable plan documents, to the extent that HIPAA, COBRA, plan documents and/or any other similar law, regulation or requirement may apply; and (ii) said election is at the same level of benefit as you and your spouse and other beneficiaries participated in on November 30, 2006. In the event that group health insurance coverage becomes available to you during the period December 1, 2006 through February 28, 2007, as a result of any subsequent employment, GEM’s obligations with respect to this paragraph of this letter shall cease as of no later than the first day in which such group health insurance coverage becomes available to you.

4.	GEM will authorize and issue to you options to purchase 250,000 shares of common stock at an exercise price of $0.25 per share. These options shall be vested and exercisable in full until November 30, 2008. Within five (5) days of the effective date of this letter, the Company will issue and deliver to you an option agreement in the form attached hereto as Exhibit B. Failure to do so shall render the terms of this letter void. All stock options previously issued to you shall become immediately vested and exercisable in full for a period of two years from November 30, 2006. This letter shall serve as an amendment to such options.

5.	GEM may secure your services as an Independent Agent to market and sell GEM software, subject to our reaching an agreement as to the terms and conditions of an Independent Agent agreement.

6.	For purposes of this letter, the “Company” shall mean GEM and all of its all of its divisions, parents, subsidiaries, affiliates or related entities.

7.	You will be allowed to keep your Company-provided PC, however all Company data will be removed from this computer by a GEM technician on or before December 31, 2006; please contact me directly to make proper arrangements for this to occur. The conveyance of the forgoing equipment to you does not include the conveyance or payment for any service fees of any kind or any license agreements or software support.

8.	You will not receive the compensation and benefits specified herein, unless you sign and date where indicated below accepting the terms and conditions of this letter and return this letter to me and do not revoke your acceptance. Once you accept the terms and conditions of this letter, you may revoke your acceptance for a period of seven (7) days following the date you execute this letter. Any revocation within this period must be submitted in writing to John E. Baker, Chief Financial Officer, GeM Solutions, Inc., 7935 Airport Pulling Road N., Suite 201, Naples, FL 34109. The revocation must be personally delivered, or mailed and post marked within seven (7) days of your acceptance of this letter. This letter shall not become effective or enforceable until the revocation period has expired.

9.	During the month of December 2006, you shall make yourself available and cooperate in providing assistance to the Company in concluding any business or legal matters. While the Company shall have no obligation to compensate you for said time other than as set forth in this letter, the Company will reimburse you for all reasonable and necessary out-of-pocket expenses actually incurred by you as a result of your performance of your obligations under this paragraph of this letter, provided you receives the prior written approval for the expenses from me or the individual then holding the office of CEO of GEM. Your cooperation and assistance under this paragraph of this letter shall not unreasonably interfere with any employment search you are undertaking or any subsequent employment obtained by you and you shall be permitted to take any personal time off, provided such request is reasonable.

10.	You represent and acknowledge that as an employee of the Company you had access to and were entrusted with the Company’s confidential and proprietary business information and/or trade secrets. At all times prior to, during, and following your separation you have maintained and will maintain such information in strict confidence and have not disclosed and will not disclose the information to any third party without the prior written consent of me or the individual then holding the office of CEO of GEM. In order to comply with these obligations and duties, you shall contact me or the individual then holding the office of CEO of GEM prior to making any disclosure of any business information about the Company.

11.	You agree that you shall, no later than December 31, 2006, return to GEM all property of the Company in your possession or control which refer or relate to the Company's business, or which are otherwise the property of the Company, including, but not limited to, all confidential and proprietary business information, papers, documents, letters, invoices, notes, memoranda, keys, records, customer and supplier lists, customer and supplier materials or documents, computers, computer data, office equipment, and employment records, which were created by you or other employees, agents and members or suppliers of the Company in the course of their employment and/or relationship with the Company, as well as copies or multiple versions thereof, regardless of the form or medium retained or stored in (including paper, electronic or digital form). You shall not retain in your possession or control any reproductions, copies or facsimiles that are the property of the Company or that relate in any way to the business of the Company.

12.	Except as set forth in paragraph 13, by signing this letter and agreeing to its terms, you knowingly and voluntarily release and forever discharge the Company and its current or former officers, directors, shareholders, employees or agents, and related parties, and/or all of its and their heirs, executors, assigns (hereinafter collectively the “Released Parties”) from any and all claims, actions, causes of action, grievances, liabilities, obligations, promises, damages, agreements, rights, debts and expenses (including claims for attorneys' fees and costs) of every kind, either in law or in equity, whether contingent, mature, known or unknown, or suspected or unsuspected, which you, your heirs, executors, administrators and assigns ever had, now has or may presently have, for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date hereof including, but not limited to, any claim that arises out of:

(a)	your employment with or separation from the Company;

(b)	any allegation, claim or violation arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991,the Age Discrimination in Employment Act of 1967, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, the Older Workers Benefits Protection Act, the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Federal Fair Labor Standards Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, the National Labor Relations Act or any of their state or local counterparts including, but not limited to, the Florida Civil Rights Act, the Florida Equal Pay Law, the Florida Wage Discrimination Law, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law;

(c)	any allegation, claim or violation arising under Florida law regarding payment of wages, termination of employment or any other matter;

(d)	any other federal, state or local civil rights, employment or human rights law or any other local, state or federal law, regulation or ordinance;

(e)	any allegation or claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation or any allegation or claim arising under any policies, practices or procedures of the Company;

(f)	any allegation, claim or violation arising under any public policy, or under common law; or pursuant to contract or tort, and/or

(g)	any claim for costs, fees or other expenses, including attorney’s fees, incurred in these matters.

13.	Notwithstanding anything contained herein to the contrary, you are not releasing the Company from its obligations to you under those certain option agreements by and between you and the Company which will expire in accordance with the terms set forth in paragraph 4 hereof.

14.	Except as provided in paragraph 15, you release and discharge the Released Parties not only from any and all claims which you could make on your own behalf, but you also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against Released Parties may arise, in whole or in part, from any event which occurred as of the date of this letter. It is understood that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, such mandatory class membership will not constitute a breach of this letter, but you will not accept any recovery from the Company as a member of such class.

15.	You represent and warrant that you have not sold, assigned, transferred, or otherwise conveyed to any other person or entity all or any portion of my rights, claims, demands, actions, or causes of action herein released. You further represent and covenant not to sue or to bring, or assign to any third person, any claims or charges against any of the Released Parties with respect to any matter covered by the release set forth herein, and not to assert against any of the Released Parties any action, grievance, suit, litigation or proceeding for any matter covered by the release set forth herein including, but not limited to, any claims arising from, or attributable in any way to, your employment or interactions with the Company, to the extent the same relates to any matter or event occurring prior to the date of this Agreement, before any federal, state or local court, or administrative agency, or to participate in any such charge or complaint which may be made by any other person or organization on your behalf unless you are required by law to do so; and if any court or agency assumes jurisdiction of the same, you will direct the court or agency to dismiss or withdraw it. You also shall withdraw and/or dismiss any such pending charges or complaints. You further represent and warrant that you will not encourage or participate in any action against the Company brought by any current, former or future shareholder of the Company. You further represent and warrant that you will not encourage or participate in any action against the Company brought by current or former employee unless you are required by law to do so. You further acknowledge that you will not be re-employed by the Company and that you will not apply for or otherwise seek employment with the Company at anytime hereinafter.

16.	Nevertheless, this letter does not prevent you from: (i) filing a charge of discrimination with the Equal Employment Opportunity Commission; (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iii) testifying in any cause of action when required to do so by law. However, except where prohibited by law, you waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on your behalf under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act, and under any claim or suit on your behalf under any other federal, state or local law.

17.	Notwithstanding that your active employment and service with the Company has ended, you understand and acknowledge that you remain subject to certain obligations set forth in that certain Employee Confidentiality, Non-Solicitation, Non-Compete and Work Made for Hire Agreement by and between you and the Stellar Technologies, Inc. (the predecessor in interest to GEM) the terms of which are incorporated herein by reference as if set forth herein in their entirety.

18.	You acknowledge that the Company has advised you to read this letter and the releases contained herein and to carefully consider all of its terms before signing it. The Company gave you at least 21 days in which to consider this letter and the releases contained herein. The Company, in writing, advised you to discuss this letter and the releases contained herein with an attorney (at your own expense) during this period if you wished to do so and you have had sufficient opportunity to discuss the terms of this letter and the releases contained herein with an attorney. You understand the legal consequences of this letter and the releases contained herein.

19.	Neither this letter nor the furnishing of the consideration for this letter shall be deemed or construed at any time to be an admission by either the Company or you of any improper or unlawful conduct. You acknowledge that you have not suffered any age or other discrimination or wrongful treatment by any of the Released Parties. You shall not be considered a prevailing party.

20.	This letter and its terms are confidential and you shall not to disclose any information regarding the terms of this letter, except to an attorney with whom you choose to consult regarding this letter and the releases contained herein, your financial consultant, your spouse or as required by law, and you will advise any of those persons to keep such information confidential.

21.	The provisions of this letter shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions of this letter. If any provision of this letter is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable, and under such circumstance, you will sign and agree to abide by any documents presented to you by the Company that are reasonably necessary to correct and carry out the stated intent of this letter.

22.	Any dispute arising out of this letter or any dispute between you and the Released Parties on any subject matter shall be tried without a jury. You recognize that with this provision you are expressly and voluntarily waiving your right to a jury trial and do so in order to resolve any future disputes in a more efficient and cost-effective manner.

23.	In signing this letter, you represent and warrant that you are not relying on any statements, representations or promises made by anyone including, but not limited to, the Released Parties except as specifically set forth herein.

24.	This letter shall be governed by the substantive laws of the State of Florida, without regard to the principles governing conflicts of law.

25.	If any term or provision of this letter is held to be invalid or unenforceable, the remaining portions of this letter will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the letter, to the extent necessary to permit the maximum of enforceability or validation of the term or provision.

26.	This letter may only be changed or modified, and any provision hereof may only be waived in writing signed by you and an officer or director of GEM.

27.	This letter constitutes and contains the entire agreement and understanding between you and the Company and supersedes and replaces all prior negotiations and agreements proposed or otherwise, whether written or oral, between you and the Company.

Don, thank you for the service you provided to GEM. We wish you all the best in your future endeavours.

Sincerely,

Mark Sampson
CEO, GEM Solutions Inc.

BY SIGNING THIS LETTER, YOU STATE THAT:

A.	YOU HAVE CAREFULLY READ IT.

B.	YOU FULLY UNDERSTAND IT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS AS MORE PARTICULARLY DESCRIBED IN THE LETTER AND THE RELEASES CONTAINED HEREIN, AND PURSUANT TO ANY OTHER AGREEMENTS OR CONTRACTS YOU MAY HAVE WITH THE COMPANY.

C.	YOU AGREE WITH EVERYTHING IN IT.

D.	YOU HAVE BEEN ADVISED OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT.

E.	YOU HAVE BEEN GIVEN WHAT YOU CONSIDER TO BE A SUFFICIENT PERIOD OF TIME TO REVIEW AND CONSIDER THIS LETTER AND THE RELEASES CONTAINED HEREIN BEFORE SIGNING IT, AND YOU UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) DAYS AFTER SIGNING IT, YOU MAY REVOKE YOUR ACCEPTANCE OF IT IN THE MANNER PROVIDED IN THIS LETTER.

F.	YOU HAVE SIGNED THIS LETTER KNOWINGLY AND VOLUNTARILY.

G.	YOU AGREE THAT THE PROVISIONS OF THIS LETTER MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF GEM.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS LETTER INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND
SUSPECTED AND UNSUSPECTED CLAIMS.

AGREED TO AND ACCEPTED BY:

_______________________________
Don Innis

_______________________________
Dated

EXHIBIT A

ENDORSEMENT

     I, Don Innis, hereby acknowledge that I have been advised that I have 21 days in which to consider the foregoing letter and voluntarily chose to sign the letter and the releases contained therein prior to the expiration of the 21-day period.

     I declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

     EXECUTED this _____________ day of ___________________________________, 2006 at __________________________, __________.

                         __________________________________
                         Don Innis